                                                                    EXHIBIT 12.1

                     U.S. CAN CORPORATION AND SUBSIDIARIES

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

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                                            HISTORICAL
                          -----------------------------------------------
                                      YEAR ENDED DECEMBER 31,                   NINE MONTHS ENDED
                          -----------------------------------------------   --------------------------
                                                                            OCTOBER 1,   SEPTEMBER 29,
                           1991      1992      1993      1994      1995        1995          1996
                          -------   -------   -------   -------   -------   ----------   -------------
Income before income
  taxes, minority
  interest, extraordinary
  item and cumulative
  effect of accounting
  change................  $ 2,861   $ 6,303   $20,307   $31,963   $ 7,547    $ 13,741       $24,340
ADD FIXED CHARGES:
  Interest expense on
     borrowings.........   17,250    21,940    19,576    21,829    24,513      18,388        19,513
  Amortization of
     deferred financing
     costs..............      960       962     1,052     1,307     1,543       1,135         1,132
  Consolidation
     expense............    1,433       887       622       463       327         245            --
  Interest portion of
     rent expense.......      885       911     1,373     1,985     2,427       1,800         1,945
                          -------   -------   -------   -------   -------     -------       -------
     TOTAL FIXED
       CHARGES..........   20,528    24,700    22,623    25,584    28,810      21,568        22,590
                          -------   -------   -------   -------   -------     -------       -------
ADJUSTED EARNINGS.......  $23,389   $31,003   $42,930   $57,547   $36,357    $ 35,309       $46,930
                          =======   =======   =======   =======   =======     =======       =======
RATIO OF EARNINGS TO
  FIXED CHARGES.........     1.14x     1.26x     1.90x     2.25x     1.26x       1.64x         2.08x
                          =======   =======   =======   =======   =======     =======       =======
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
                                                                          PRO FORMA
                                                          -----------------------------------------
                                                             YEAR ENDED          NINE MONTHS ENDED
                                                          DECEMBER 31, 1995      SEPTEMBER 29, 1996
                                                          -----------------      ------------------
Income before income taxes and extraordinary item......        $ 6,856                $ 23,161
ADD FIXED CHARGES:
  Interest expense on borrowings.......................         33,818                  26,363
  Amortization of deferred financing costs.............          1,761                   1,294
  Consolidation expense................................            327                      --
  Interest portion of rent expense.....................          3,061                   2,368
                                                               -------                 -------
     TOTAL FIXED CHARGES...............................         38,967                  30,025
                                                               -------                 -------
ADJUSTED EARNINGS......................................        $45,823                $ 53,186
                                                               =======                 =======
RATIO OF EARNINGS TO FIXED CHARGES.....................           1.18x                   1.77x
                                                               =======                 =======
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